Exhibit 99

For Immediate Release	Contact: Rick DeLisi

May 5, 2005

Director, Corporate Communications

(703) 650-6019

FLYi, Inc. Reports Preliminary First Quarter 2005

Financial and Operating Results

Dulles, VA, (May 5, 2005) - FLYi, Inc. (Nasdaq/NM: FLYI), parent of low-fare airline Independence Air, today reported preliminary financial and operating results for the first quarter 2005.   The company stated that it expects a net loss of $105.0 million for first quarter 2005 (($2.28) per diluted share) compared to first quarter 2004 net income of $3.6 million ($0.08 per diluted share) in accordance with Generally Accepted Accounting Principles (GAAP).  In accordance with GAAP, the revenues and expenses directly attributable to the Delta Connection operation have been removed from first quarter 2004 operating income and reclassified as discontinued operations on the Statement of Operations.  The company agreed to the terms of an extensive restructuring of its debt obligations in the first quarter 2005 and is in the process of finalizing its analysis and review of accounting for the restructuring.  That analysis may result in changes which could further increase the net loss and reduce shareholder equity for first quarter 2005 when the company files its first quarter report on form 10-Q.

The company’s GAAP net income for the first quarter of 2005 and 2004 also included the following:

In 2005:

•                  Aircraft retirement and restructuring charges associated with the restructuring including legal costs, fees, and other expenses

In 2004:

•                  Discontinued operations from the Delta Connection operation

•                  J-41 turboprop aircraft early retirement charges of $6.8 million (pre-tax) arising from the retirement of three aircraft during the first quarter

Excluding these charges and credits and the discontinued Delta Connection operation, the company would have reported a net loss of $87.0 million (($1.88) per diluted share) compared to net income of $5.8 million ($0.13 per diluted share) for first quarter 2004.  A reconciliation of results as reported in accordance with GAAP to Non-GAAP financial results for first quarter 2005 and 2004 is included in the Pro-Forma Financial Results table at the end of this press release.

The company continued to expand its services and improve its operating performance through the first quarter, with significant improvements in the following areas:

•                  The Independence Air route network has now been expanded to 46 total destinations, including the successful rollout of West Coast Airbus flights from Washington Dulles International Airport to Las Vegas, San Diego, San Francisco, Los Angeles, Seattle and San Jose.  Upgraded Airbus service to Charlotte, as well as expanded seasonal Airbus service to Portland, ME will begin on June 1.  Seasonal Airbus service to Boston began May 1. Service to Norfolk will end after May 31.

•                  Load factors increased steadily throughout the first quarter.  January load factor was 45.7%, February grew to 62.9%, while March grew to 70.7%, the company’s highest since beginning service as Independence Air.

•                  Reaction to the Independence Air product continues to be overwhelmingly positive—with thousands of customer compliments submitted in writing to the company and on file. To date, the company has served more than 4.2 million passengers. The iCLUB frequent flyer program has registered more than 800,000 members.

•                  Operational performance has continued to improve.  In the major categories tracked by the U.S. Department of Transportation (percentage of flights arriving on time, lowest percentage of cancelled flights, lowest percentage of flights overbooked, fewest percentage of mishandled bags) Independence Air has consistently performed at levels that are better than the national average among the top 19 airlines as ranked in the monthly Air Travel Consumer Report.  The company consistently scores in the top half of the rankings in all four categories, and has been as high as the top-3 in baggage handling.

•                  Independence Air has now become the only airline in the industry to create a specific service promise to consumers in the area of baggage handling—specifically stating that in the rare event that a customer’s checked bag does not arrive at their final destination when they do, the company will gladly offer a credit for future travel in the amount of the one-way fare paid for that flight, to be used by the customer any time within the next year.

Independence Air currently offers low fares from its hub at Washington Dulles International Airport to 46 destinations with comfortable leather seats and Tender Loving ServiceSM. The company employs more than 3,800 aviation professionals. For more information about FLYi, Inc. and Independence Air, please visit our website at FLYi.com.

Independence Air is the low-fare airline that makes travel fast and easy for its customers with a customer first attitude, innovative thinking and a willingness to challenge the status quo.

Independence Air, the “i” logo mark, FLYi, FLYi.com and Tender Loving Service are service marks of Independence Air, Inc.  ©Independence Air, Inc. 2005.

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This press release contains forward-looking statements and is made as of May 5, 2005, and the company undertakes no obligation to update its disclosures, whether as a result of developments in its efforts, or as a result of any other new information, future events, changed expectations or otherwise, prior to its next required filing with the Securities and Exchange Commission. Such forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results of the company to be materially different from those reflected in such forward-looking statements.  Such risks and uncertainties include, among others:  the ability to increase operating revenues and reduce operating costs to maintain liquidity; the ability of Independence Air to effectively implement its low-fare business strategy utilizing regional jets and Airbus aircraft, and to compete effectively as a low-fare carrier, including passenger response to Independence Air’s new West Coast service, and the response of competitors with respect to service levels and fares in markets served by Independence Air; the effects of high fuel prices on the company’s costs, and the availability of fuel; the ability to successfully and timely complete the acquisition of, maintain certification for, meet pre-delivery payment obligations for, and secure financing of, its Airbus aircraft, and to successfully integrate these aircraft into its fleet; the costs of returning CRJ and J41 aircraft and related records to lessors consistent with terms agreed as part of the company’s restructuring efforts and the possibility of additional returns based on previously announced financial milestones under the terms of the restructuring; the ability to successfully remarket or otherwise make satisfactory arrangements for its nine J-41 aircraft not terminated as part of its restructuring and for three 328Jet aircraft not assigned to Delta; the ability to successfully hire, train and retain employees; the ability to reach and ratify an agreement with AMFA on mutually satisfactory terms; the ability to maintain listing of the company’s common stock on the NASDAQ National Market; changes in the competitive environment as a result of restructuring, realignment, or consolidations by the company’s competitors; the ongoing deterioration in the industry’s revenue environment; and general economic and industry conditions, any of which may impact Independence Air or the company, its aircraft manufacturers and its other suppliers in ways that the company is not currently able to predict.  Certain of these and other risk factors are more fully disclosed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Risk Factors Affecting the Company”, and “Risk Factors Affecting the Airline Industry” in the company’s Form 10-K/A for the year ended December 31, 2004.

Condensed Consolidated Financial Results
(in thousands, except per share amounts)

Unaudited

	First Quarter Ended March 31,
	2005	2004	Pct. Change
Operating revenues:
Passenger revenue	$86,269	$174,337	(50.5)%
Other revenue	4,651	2,613	78.0%
Total operating revenues	90,920	176,950	(48.6)%

Operating expenses:
Salaries and related costs	47,298	45,798	3.3%
Aircraft fuel	36,290	30,688	18.3%
Aircraft maintenance and materials	13,293	15,676	(15.2)%
Aircraft rentals	27,211	25,800	5.5%
Sales and marketing	11,210	5,966	87.9%
Facility rents and landing fees	13,808	11,690	18.1%
Depreciation and amortization	5,811	6,336	(8.3)%
Other	20,350	23,107	(11.9)%
Aircraft retirement/restructuring charges	18,072	6,751	167.7%
Total operating expenses	193,343	171,812	12.5%

Operating income (loss)	(102,423)	5,138	nmf

Non-operating income (expense)	(2,624)	(2,345)	11.9%
Income (loss) from continuing operations before income taxes	(105,047)	2,793	nmf
Income tax provision (benefit)	—	1,089	nmf
Income (loss) from continuing operations	(105,047)	1,704	nmf
Discontinued operations net of income taxes:
Earnings (loss) from Delta Connection operation	—	1,920	nmf
Net income (loss)	(105,047)	3,624	nmf

Net income (loss) per common and common equivalent shares:
Basic	$(2.28)	$0.08
Diluted	$(2.28)	$0.08

Weighted average number of common and common equivalent shares
Basic	46,110	45,334
Diluted	46,110	45,417

Operating Statistics—First Quarter

	2005	2004	Pct. Change
Revenue passenger miles (000’s)	578,456	631,489	(8.4)%
Available seat miles (000’s)	963,284	961,747	0.2%
Load Factor	60.1%	65.7%	(5.6	)pts.
Passengers	1,276,462	1,479,623	(13.7)%
Revenue departures	40,020	49,873	(19.8)%
Total block hours	60,484	77,964	(22.4)%
Yield per RPM (cents)	14.9	27.6	(46.0)%
Passenger revenue per ASM (cents)	9.0	18.1	(50.3)%
Operating cost per ASM (cents)	20.1	17.9	12.3%
Operating cost per ASM excluding aircraft retirement/restructuring charge (cents)	18.2	17.2	5.8%
Operating cost per ASM excluding fuel and aircraft retirement/restructuring charge (cents)	14.4	14.0	2.9%
Operating margin	(112.7)%	2.9%	(115.6)%
Operating margin excluding aircraft retirement/restructuring charge	(92.8)%	6.7%	(99.5)%
Average passenger trip length (miles)	453	427	6.1%

Selected Balance Sheet Data

(in thousands)

	March 31,	December 31,
	2005	2004	Pct. Change
	Unaudited	Audited
Cash, cash equivalents and short term investments	106,936	169,203	(36.8)%

Restricted cash	63,068	39,642	59.1%

Aircraft deposits	70,574	69,034	2.2%

Pro-Forma Financial Results
(in thousands, except per share amounts)

Unaudited

First Quarter Ended March 31, 2005

	Loss From Continuing Operations Before Tax	Net Loss From Continuing Operations	Discontinued Operations Net of Tax	Net Loss	Diluted EPS
Loss as reported in accordance with GAAP	$(105,047)	$(105,047)	$—	$(105,047)	$(2.28)
Aircraft retirement/restructuring charge	18,072	18,072	—	18,072	0.39

Pro-forma first quarter 2005 results	$(86,975)	$(86,975)	$—	$(86,975)	$(1.89)

First Quarter Ended March 31, 2004

	Income From Continuing Operations Before Tax	Net Income From Continuing Operations	Discontinued Operations Net of Tax	Net Income	Diluted EPS
Income as reported in accordance with GAAP	$2,793	$1,704	$1,920	$3,624	$0.08
Discontinued Delta Connection operation	—	—	(1,920)	(1,920)	(0.04)
Aircraft retirement/restructuring charge	6,751	4,118		4,118	0.09

Pro-forma fourth quarter 2003 results	$9,544	$5,822	$—	$5,822	$0.13

Notes to Pro-Forma Financial Results:

The company’s Pro-Forma Financial Results present non-GAAP financial measures that the company uses for internal managerial purposes, when publicly providing guidance on possible future results, and as a means to evaluate period-to-period comparisons. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP, and should not be relied upon to the exclusion of GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. Management strongly encourages investors to review the company’s financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

With respect to the specific matters addressed in the Non-GAAP financial results, the company has excluded the effects of discontinued operations to assist with comparisons of on-going results and has adjusted the following items for the reasons addressed below:

For 2005:

•                  Costs related to the restructuring of the company’s aircraft lease and debt financing are considered out of the ordinary and are excluded

For 2004:

•                  Charges and reversal of charges related to the early retirement of the J-41 turboprop fleet have been excluded as they are not indicative of ongoing operating costs

•                  Revenues and expenses directly attributable to the Delta Connection operation have been removed from first quarter 2004 operating income and reclassified as discontinued operations